Exhibit 5

Tamara L. Linde Executive Vice President and General Counsel	PSEG Power LLC 80 Park Plaza, T4, Newark, NJ 07102 tel: 973-430-8058 fax: 973-639-0741	November 17, 2017

Public Service Enterprise Group Incorporated

80 Park Plaza

Newark, NJ 07102

Ladies and Gentlemen:

This opinion is furnished in connection with the preparation and filing by Public Service Enterprise Group Incorporated, a New Jersey corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the offer, issuance and sale from time to time of an indeterminate amount of the Company’s: (i) senior debt securities and subordinated debt securities (collectively, the “Debt Securities”), which may be issued pursuant to a Senior Debt Indenture dated as of November 1, 1998 between the Company and U.S. Bank National Association, as successor trustee (as amended or supplemented, the “Senior Debt Indenture”) or a Subordinated Debt Indenture to be entered into between the Company and U.S. Bank National Association, as trustee (the “Subordinated Debt Indenture” and, together with the Senior Debt Indenture, the “Indentures”); and any applicable supplemental indenture under such Indentures; (ii) common stock, without par value (the “Common Stock”), including 2,500,000 shares of Common Stock to be issued under the PSEG Enterprise Direct Dividend Reinvestment and Stock Purchase Plan (the “Plan”); (iii) preferred stock, without par value (the “Preferred Stock”); (iv) stock purchase contracts to purchase Common Stock (“Stock Purchase Contracts”); and (v) stock purchase units, each representing ownership of a Stock Purchase Contract and any Debt Securities, or debt obligations of third parties, including U.S. Treasury securities, securing a holder’s obligation to purchase Common Stock under the Stock Purchase Contract (“Stock Purchase Units”).

I have examined the Registration Statement, the Indentures, the Company’s Certificate of Incorporation (as amended), the Company’s By-Laws and such other agreements, instruments, documents and records and such certificates or comparable documents of public officials which I deemed relevant and necessary for the basis of the opinion hereinafter expressed. In such examination, I have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to me as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments and certificates I have reviewed.

The opinions expressed below are based on the following assumptions:

(a) the Registration Statement will have become effective;

(b) the proposed transactions contemplated by the Registration Statement will have been carried out on the basis set forth therein and in conformity with the authorizations, approvals, consents, or exemptions under the securities laws of various states and other jurisdictions of the United States;

(c) prior to the issuance of any Debt Securities, shares of Common Stock, shares of Preferred Stock, Stock Purchase Contracts or Stock Purchase Units, the Board of Directors of the Company (the “Board”), a committee thereof, or the Chief Financial Officer of the Company pursuant to delegated authority from the Board, will have, as applicable: (i) authorized the Subordinated Debt Indenture and any supplemental indenture thereunder, any supplemental indenture under the Senior Debt Indenture, the Stock Purchase Contracts or the Stock Purchase Units; (ii) authorized the issuance of, and established the terms of, such Debt Securities, Preferred Stock, Stock Purchase Contracts or Stock Purchase Units, or (iii) authorized the issuance of such Common Stock;

(d) prior to the issuance of any Debt Securities, the applicable Indenture will have been qualified in accordance with the provisions of the Trust Indenture Act of 1939, as amended;

(e) prior to the issuance of any Debt Securities, Stock Purchase Contracts or Stock Purchase Units, the Subordinated Debt Indenture, any supplemental indenture under the Indentures, the Stock Purchase Contracts, Stock Purchase Units and all collateral and related agreements will have been properly executed and delivered by each of the parties thereto (including the Company), as applicable; and

(f) prior to the issuance of shares of Preferred Stock, a Certificate of Amendment to the Company’s Certificate of Incorporation setting forth the terms of the Preferred Stock will have been executed and filed with the State of New Jersey.

Based upon the foregoing and subject to the limitations herein, I am of the opinion that:

1. When the Debt Securities have been duly executed by the Company and authenticated by the applicable Trustee and when delivered against payment of the requisite consideration therefor, such Debt Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. When shares of Common Stock have been duly executed by the Company and when delivered against payment of the requisite consideration therefor, such shares of Common Stock will be validly issued, fully paid and nonassessable.

3. When shares of Preferred Stock have been duly executed by the Company and when delivered against payment of the requisite consideration therefor, such shares of Preferred Stock will be validly issued, fully paid and nonassessable.

4. When the Stock Purchase Contracts have been delivered against payment of the requisite consideration therefor, such Stock Purchase Contracts will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

5. When the Stock Purchase Units have been delivered against payment of the requisite consideration therefor, such Stock Purchase Units will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

With respect to enforceability, the above opinions in paragraphs 1, 4 and 5 are qualified to the extent that enforcement of the Indentures, the Debt Securities, the Stock Purchase Contracts and the Stock Purchase Units may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The foregoing opinions are given as of the date hereof and are limited to matters arising under laws of the States of New Jersey and New York as in effect on the date hereof and I express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. I hereby consent to the incorporation by reference of this letter as an exhibit to the Registration Statement and to the use of my name wherever it appears in the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Act or the related rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this letter as an exhibit or otherwise.

Very truly yours,

/s/ Tamara L. Linde

Tamara L. Linde
Executive Vice President and
General Counsel